Exhibit 14

ADDENDUM

CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
OF WEBCO INDUSTRIES, INC. AND SUBSIDIARIES

        This Code of Ethics for Financial Professionals of Webco Industries, Inc. and its Subsidiaries, ("Webco") applies to the principal executive officer, the principal financial officer, the principal accounting officer and the comptroller of Webco and to persons performing similar functions for Webco. Webco expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by policies and procedures adopted by Webco that govern the conduct of its employees, including the category of employees to which this Code of Ethics relates. This Code of Ethics is intended to supplement the Webco Code of Business Conduct and Ethics to which this is an Addendum (the "Webco Code of Conduct").

You agree to:
        (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
        (b) Avoid conflicts of interest and to disclose to the Board of Directors of Webco any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
        (c) Take all reasonable measures to protect the confidentiality of non-public information about Webco and its customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;
        (d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Webco files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Webco;
        (e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Webco is a member; and
        (f) Promptly report any possible violation of this Code of Ethics to the Board of Directors of Webco or any of the parties or channels listed in the Webco Code of Conduct.

        You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Webco's independent public auditors for the purpose of rendering the financial statements of Webco misleading.

        You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Webco.

        If you have any questions regarding the best course of action in a particular situation, you should promptly contact the CEO or the CFO of Webco. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.